                              EXHIBIT 4.10

                         Schedule to Exhibit 4.10

     The First Preferred Ship Mortgage by and between each of the following parties and First National Bank of Commerce, as Trustee, and relating to the indicated vessel, are substantially identical in all material respects to the attached form document except as indicated below.

                        Schedule of Mortagors executing
   First Preferred Ship Mortgages and the vessels they relate to
   -------------------------------------------------------------

Alton Gaming Company (relating to Argosy I)
Alton Gaming Company (relating to Alton Belle Casino II)
Catfish Queen Partnership in Commendam (relating to Argosy III)
The Missouri Gaming Company (relating to Argosy IV)
Iowa Gaming Company (relating to Argosy V)
Argosy Gaming Company (relating to Spirit of America)
Alton Gaming Company (relating to Alton Landing)

     Pursuant to Paragraph 2 of Item 601 of S-K, the following form is filed in lieu of the various First Preferred Ship Mortgages. Any material details in which such First Preferred Ship Mortgages differ from the enclosed form document are described in the enclosed form document.

- ------------------------------------------------------------------------------

                             FORM OF
                  FIRST PREFERRED SHIP MORTGAGE


                             made by

                       [NAME OF MORTGAGOR]


                           in favor of


                 FIRST NATIONAL BANK OF COMMERCE,
                           as Trustee



                  _____________________________


                     Dated as of June 5, 1996

                  _____________________________



- ------------------------------------------------------------------------------



Mortgagor:               [NAME OF MORTGAGOR]
Mortgagor's Interest
 in each Vessel:         100%
Mortgagee:               First National Bank of Commerce, as Trustee
Mortgagee's Interest:    100%
Amount of Mortgage:      $235,000,000

                  FIRST PREFERRED SHIP MORTGAGE


          THIS FIRST PREFERRED SHIP MORTGAGE, dated as of June 5, 1996 (this "Mortgage"), is granted by [NAME OF MORTGAGOR], a ________ corporation (the "Mortgagor"), to FIRST NATIONAL BANK OF COMMERCE, as trustee (in such capacity, hereinafter called the "Mortgagee") under that certain Indenture dated as of June 5, 1996 (as amended, restated, supplemented or otherwise modified from time to time, the "Indenture") by and among Argosy Gaming Company, a Delaware corporation (the "Borrower"), the Mortgagor and the other Guarantors (as defined in the Indenture) and Mortgagee, as trustee for the holders of those certain Notes (as hereinafter defined).

          WHEREAS, the names and addresses of the parties to this Mortgage are set forth in full in Section 3.2 of Article III hereto;

          WHEREAS, the Mortgagor is the sole owner of the whole of the vessel (hereinafter as more particularly identified and described, the "Vessel"), which Vessel has been duly documented in the name of the Mortgagor under the laws of the United States;

          WHEREAS, pursuant to the Indenture, among other things, the Borrower shall issue its 13 1/4% First Mortgage Notes due 2004 (the "Original Notes");

          WHEREAS, pursuant to a Registration Rights Agreement between the Borrower and Bear Stearns & Co. Inc., Donaldson, Lufkin & Jenrette Securities Corporation, BA Securities, Inc. and Deutsche Morgan Grenfell/C.J. Lawrence Inc. (collectively, the "Initial Purchasers"), the Borrower and the
Guarantors will file a registration statement with respect to an offer to exchange the Initial Notes for a new series of 13 1/4% First Mortgage Notes due 2004 registered under the Securities Act of 1933, as amended, with terms substantially identical to those of the Initial Notes (the "Series B Notes" and, together with the Initial Notes, the "Notes");

          WHEREAS, pursuant to the Indenture, the Mortgagee shall act as the trustee for the holders of the Original Notes and the holders of the Series B Notes (collectively, the "Noteholders");

          WHEREAS, it is a condition precedent to the purchase of the Initial Notes by the Initial Purchasers that the Mortgagor shall have executed and delivered this Mortgage to the Mortgagee;

          WHEREAS, the Mortgagor will derive substantial direct and indirect benefit from the sale of the Notes pursuant to the Indenture in that the Borrower and the Mortgagor are the beneficiaries of joint management and other operational, financial and economic synergies and, pursuant to the Indenture, the Mortgagor has guaranteed the payment and performance of all obligations of the Borrower arising under or in respect of the Notes;

          NOW THEREFORE, in consideration of the premises and of the additional covenants herein contained and to induce the Initial Purchasers to purchase the Original Notes and Noteholders to purchase the Notes and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Mortgagor hereby agrees with the Mortgagee as follows:

          As security for the prompt performance and payment of the Secured Obligations (as defined in Section 3.1 below), when, if and as due, and all other sums which may be secured by this Mortgage and to secure the due performance and observance of all the agreements and covenants contained in the Indenture and the Security Documents (as defined in the Indenture), THE MORTGAGOR HAS GRANTED, CONVEYED, MORTGAGED, PLEDGED, HYPOTHECATED, CONFIRMED, TRANSFERRED AND SET OVER, AND BY THESE PRESENTS DOES GRANT, CONVEY, MORTGAGE, PLEDGE, HYPOTHECATE, CONFIRM, ASSIGN, TRANSFER AND SET OVER UNTO AND IN FAVOR OF THE MORTGAGEE a first priority security interest in, and all right, title and interest of the Mortgagor in and to the following property, now owned or hereinafter acquired (the "Collateral"):

          (i) the whole of the vessel known as the [NAME OF VESSEL], official number ______, home port of Falling Waters, West Virginia, together with its barge facility and all of its boilers, engines, machinery, motors, masts, spars, boats, pumps, anchors, cables, chains, rigging, tackle, cranes, apparel, furniture, including, but not limited to, all gaming equipment and related devices and operations, and all other appurtenances thereunto appertaining or belonging, whether now or hereafter acquired, and also any and all additions, improvements and replacements hereafter made in or to said vessel or in or to its equipment and appurtenances aforesaid (the "Vessel");

          (ii) any charter, lease, sublease or other transfer or disposition of whatever kind or nature of the Vessel, together with all renewals thereof, executed from time to time, and all payments received thereunder and all rights to enforce payments thereunder, including, without limitation, all payments of rent, all insurance proceeds and all other amounts due or to become due thereunder; and

          (iii) to the extent not otherwise included, all proceeds of all or any of the foregoing.

          It is expressly agreed that anything herein contained to the contrary notwithstanding, the Mortgagor shall remain liable under any lease and any other document or instrument expressly assumed by it thereunder all in accordance with and pursuant to the terms and provisions thereof, and the Mortgagee shall have no obligation or liability under any lease or any other document or instrument included in the Collateral by reason of or arising out of this Mortgage, nor shall the Mortgagee be required or obligated in any manner to perform or fulfill any obligations of the Mortgagor under or pursuant to any lease or any other document or instrument included in the Collateral except as herein expressly provided, to make any payment, or to make any inquiry as to the nature or sufficiency of any payment received by it, or present or file any claim, or take any action to collect or enforce the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times. Notwithstanding the foregoing, so long as there is no Event of Default (as defined in Section 2.1 hereof), the Mortgagor shall be entitled to exercise all of its rights and remedies pursuant to the terms of any document included in the Collateral.

          TO HAVE AND TO HOLD all and singular the above mortgaged and described property unto the Mortgagee and its successors and assigns, to its and its successors' and assigns' own use, benefit and behoof forever, upon the terms herein set forth for the enforcement of the payment of Two Hundred Thirty-Five Million Dollars ($235,000,000) and interest, expenses and fees in accordance with the terms of the Indenture, the Security Documents (as defined in the Indenture) and all other Secured Obligations and to secure the performance and observance of, and compliance with all agreements, covenants, terms and conditions in this Mortgage contained.

          PROVIDED ONLY, and the condition of these presents is such, that if the entire Secured Obligations shall be paid as and when the same shall become due and payable, if the Mortgagor, its successors or assigns shall pay or cause to be paid all other such sums as may hereafter become secured by this Mortgage and shall perform, observe and comply with all agreements, covenants, terms and conditions in this Mortgage, expressed or implied, to be performed, observed or complied with by and on the part of the Mortgagor, then these presents and the rights hereunder shall cease, determine and be void; otherwise the same shall be and remain in full force and effect.

          IT IS HEREBY COVENANTED, DECLARED AND AGREED that the property above described is to be held subject to the further agreements and conditions hereinafter.

                            ARTICLE I
                 REPRESENTATIONS, WARRANTIES AND
                    COVENANTS OF THE MORTGAGOR

          SECTION 1.1 PERFORMANCE OF SECURED OBLIGATIONS. The Mortgagor hereby agrees with the Mortgagee duly and promptly to perform and to observe the Secured Obligations.

          SECTION 1.2    COMPLIANCE WITH LAWS.

          (a) 46 U.S.C. Section 31321. The Mortgagor will cause this Mortgage to be duly recorded in accordance with the provisions of Chapter 313 of Title 46, United States Code, and will otherwise cause compliance with and satisfaction of all of the provisions of said Chapter 313, as amended ("Chapter 313") in order to establish and maintain this Mortgage as a first preferred mortgage lien thereunder upon the Vessel and upon all renewals, replacements and improvements made in or to the same for the amount indicated in Article IV hereof, as the same may be amended, modified or increased from time to time, and will do all such other acts and execute all such instructions, deeds, conveyances, mortgages and assurances as the Mortgagee shall reasonably require in order to subject and maintain the Vessel to the lien of the Mortgage.

          (b) DOCUMENTATION. The Mortgagor will comply with and satisfy all of the provisions of the laws of the United States in order that the Vessel shall continue to be documented pursuant to the laws of the United States as a vessel of the United States under the United States flag.

          SECTION 1.3 LAWS, TREATISES AND CONVENTIONS. In the event that this Mortgage or the Secured Obligations, or any provision hereof or thereof, shall be deemed invalidated in whole or in part by reason of any present or future laws, or any decision of any authoritative court, or if the documents at any time held by the Mortgagee shall be deemed by the Mortgagee for any reason insufficient to carry out the true intent and spirit of this Mortgage or the Secured Obligations, then, from time to time, the Mortgagor will execute, on its own behalf such other and further assurances and documents as, in the reasonable opinion of the Mortgagee, may be required more effectually to subject the Vessel to the terms and provisions of the Mortgage, including the payment of all sums required to be paid by the Mortgagor under the Secured Obligations hereby secured.

          SECTION 1.4 NOTICE OF MORTGAGE. The Mortgagor will cause a notice, reading as follows (or containing such additional information relating to any permitted mortgage that is placed on the Vessel as may be approved by the Mortgagee) printed in plain type of such size that the paragraph of reading matter shall cover a space not less than six inches wide by nine inches high, and framed, to be placed and kept prominently exhibited in the chart room and in the master's cabin of the Vessel if such room and cabin are contained in the Vessel and, if not, where such notices customarily are kept for vessels of the type of the Vessel:

                     "NOTICE OF SHIP MORTGAGE

          This vessel is owned by [Name of Mortgagor], a _______ corporation, and is covered by a First Preferred Ship Mortgage in favor of First National Bank of Commerce, as Trustee, pursuant to the provisions of 46 U.S.C. Section 31321 ET SEQ., a certified copy of which mortgage is kept with this Vessel's papers, as amended. Under the terms of said Mortgage, neither the owner, any charterer, the master or agent of this vessel nor any other person has any right, power or authority to create, incur, or permit to be placed or imposed upon this vessel any lien whatsoever, other than liens for wages of a stevedore when employed directly by a person listed in 46 U.S.C. Section 31341, for wages of the crew in respect of this vessel, general average or for salvage (including contract salvage), liens fully covered by insurance and any deductible applicable thereto, or, to the extent they are liens subordinate to the liens of the said Mortgage, other liens incident to current operations or for repairs."

          SECTION 1.5 CHANGE OF PORT OF DOCUMENTATION. The Mortgagor will not transfer or change the flag or port of documentation of the Vessel without having obtained the prior written consent of the Mortgagee, and any such written consent to any one transfer or change of flag or port of documentation shall not be construed to be a waiver of this provision with respect to any subsequent proposed transfer or change of flag or port of documentation.

          SECTION 1.6    INSURANCE.

          (a) On and after the date of this Mortgage, the Mortgagor will cause to be carried and maintained in respect of the Vessel hull and machinery and protection and indemnity insurance in such amounts and with such first class insurance companies, underwriters, protection and indemnity associations or clubs, as is representative of hull and machinery and protection and indemnity insurance customarily maintained by owners of like vessels with respect to such vessels.

          (b) In the event of any actual, constructive or compromised total loss of the Vessel, such loss shall not be adjusted or compromised without the prior written consent of the Mortgagee, and all insurance or other payments for such shall be paid to the Mortgagor and applied by the Mortgagor in accordance with the terms of the Indenture.

          (c) The Mortgagor shall assign to the Mortgagee, for the benefit of the Mortgagee and the Noteholders, all policies and contracts of such insurance, subject to the other provisions of this Section 1.6. However, notwithstanding such assignment:

          (i) any loss under any insurance on the Vessel with respect to protection and indemnity or collision liability risks may be paid directly to the person to whom any liability covered by such insurance has been incurred, or to the Mortgagor to reimburse it for any loss, damage or expense incurred by it and covered by such insurance; PROVIDED that in the latter event the underwriter shall have first received evidence that the liability insured against has been discharged; and

          (ii) in the case of any loss to the Vessel or any other loss involving liability of the Vessel (other than a loss covered by subparagraph (i) above in this paragraph (c) or by paragraph (b) of this Section 1.6) under insurance with respect to the Vessel the underwriters may pay directly for the repair, salvage, liability or other charges involved, or, if the Mortgagor shall have first fully repaired the damage and paid the cost thereof or discharged the liability or paid other charges and the underwriters shall have first received evidence thereof, shall pay the Mortgagor as reimbursement therefor.

          (d) In the event that any claim or lien is asserted against the Vessel for loss, damage or expense which is covered by insurance required hereunder, and it is necessary for the Mortgagor to obtain a bond or supply other security to prevent arrest of the Vessel or to release the Vessel from arrest on account of such claim or lien, the Mortgagee, on request of the Mortgagor or its agent, may, in the sole discretion of the Mortgagee, assign to any person, firm or corporation executing a surety or guarantee bond or other agreement to save or release the Vessel from such arrest, all right, title and interest of the Mortgagee in and to said insurance covering said loss, damage or expense, as collateral security to indemnify such person, firm or corporation against liability under said bond or other agreement.

          (e) If requested by the Mortgagee at any time and from time to time, the Mortgagor will deliver to the Mortgagee copies of all cover notes, binders, policies and certificates of membership in protection and indemnity associations, and all endorsements and riders amendatory thereof, in respect of insurance maintained in connection with the Vessel.

          (f) The Mortgagor agrees that it will not do or permit or willingly allow to be done any act by which any insurance required by the terms of this Mortgage may be suspended, impaired or canceled, and that it will not permit or allow the Vessel to undertake any voyage or run any risk or transport any cargo or passengers which may not be permitted by the policies in force, having previously insured the Vessel by additional coverage to extend to such voyages, risks, passengers or cargoes.

          SECTION 1.7 LIBEL OR ATTACHMENT. If a libel is filed upon the Vessel or if the Vessel shall be attached, levied upon or taken into custody by virtue of any proceeding in any court or tribunal or by any government or other authority, the Mortgagor will promptly notify the Mortgagee thereof by telegram or cable, confirmed by letter addressed to the Mortgagee, and within thirty (30) days after such libel, levy, attachment or taking into custody will cause the Vessel subject thereto to be released (unless such libel, levy, attachment or taking into custody is being contested in good faith by appropriate proceedings) and will promptly notify the Mortgagee of such release in the manner aforesaid.

          SECTION 1.8 INSPECTION. The Mortgagor at all reasonable times will afford the Mortgagee or its authorized representatives full and complete access to the Vessel for the purpose of inspecting or surveying (provided that such surveying does not disrupt or interfere with the business conducted on such Vessel) the same and its papers and records, and at the request of the Mortgagee, the Mortgagor will deliver for inspection copies of any and all contracts and documents relating to the Vessel, whether on board or not.

          SECTION 1.9 SALE OR OTHER DISPOSITION OF VESSEL. Except as permitted in the Indenture, the Mortgagor will not sell, charter, mortgage, transfer or in any other way dispose of all or any part of the Vessel (except
(i) by way of time or voyage charter party, (ii) transfer of appurtenances to the Vessel permitted by Section 2.11 hereof or (iii) pursuant to a charter or lease in the ordinary course of business) without the prior written consent of the Mortgagee. Except as otherwise provided in the preceding sentence, any sale, mortgage or transfer of all or any part of any Vessel shall be subject to the provisions of this Mortgage and the lien hereof.

          SECTION 1.10 REQUISITION OF TITLE OR USE. In the event that the title to or ownership of the Vessel, or the use of the Vessel, shall be requisitioned, purchased or taken by, or the Vessel shall be seized by or forfeited to, any government of any country or any department, agency or representative thereof, pursuant to any present or future law, proclamation, decree, order or otherwise or by any other person or persons, whether or not acting under color of governmental authority, the compensation, purchase price, reimbursement or award for such requisition, purchase, seizure, forfeiture or other taking of such title, ownership or use shall forthwith be and become payable to the Mortgagor, who shall be entitled to receive the same and shall apply it as provided in the Indenture. The Mortgagor hereby constitutes and appoints the Mortgagee its true and lawful attorney, for it and in its name, place and stead, from and after an Event of Default and during the continuance thereof, to collect, receipt for, acknowledge the payment of, sue for and execute any documentation or writing that may be necessary or required in order to obtain payment of said compensation, purchase price, reimbursement or award, giving and granting to said attorney full power and authority to do and perform every act and thing whatsoever requisite or necessary to be done in or about the premises as fully and to all intents and purposes as it, the Mortgagor, might or could do if personally present at the doing thereof, with full power of substitution, hereby, ratifying and confirming all that its said attorney or substitute shall do or cause to be done by virtue hereof, and the Mortgagor shall promptly execute and deliver to the Mortgagee such documents and shall promptly do and perform such acts as in the opinion of the Mortgagee may be necessary or useful to facilitate or expedite the collection by the Mortgagee of such compensation, purchase price, reimbursement or award.

          SECTION 1.11 OUTSTANDING LIENS. Mortgagor lawfully owns and is lawfully possessed of the Vessel free and clear of all Liens, except Permitted Liens under the Indenture; and Mortgagor will and does hereby warrant and defend the title and possession thereto and to every part thereof for the benefit of Mortgagee against the claims and demands of all persons whomsoever subject to the Permitted Liens and other matters permitted under the Indenture.

          SECTION 1.12 OPERATION OF VESSEL. Mortgagor will not cause or permit the Vessel to be operated in any manner contrary to law and Mortgagor will not engage in any unlawful trade or violate any law or regulation or expose the Vessel to penalty or forfeiture, and will not do, or suffer or permit to be done, anything which can or may injuriously affect the registration or flag of the Vessel under the laws and regulations of the United States of America. Mortgagor will not operate the Vessel outside the navigation limits of the insurance required pursuant to Section 1.6 of this Mortgage.

          SECTION 1.13 CARE OF VESSEL. On the date hereof and at all times thereafter, the Vessel is, and shall be, tight, staunch and strong and well and sufficiently tackled, apparelled, furnished and equipped and in all respects seaworthy. Mortgagor shall preserve and maintain the Vessel in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in its reasonable judgement may be necessary, so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that nothing in this Section shall prevent Mortgagor from discontinuing any operation or maintenance of any portion of the Vessel, or disposing thereof, if such discontinuance or disposal is desirable in the conduct of the business of the Mortgagor.

          SECTION 1.14 PAYMENT OF TAXES. Mortgagor will pay or cause to be paid prior to delinquency, all taxes, assessments, governmental levies, fines and penalties lawfully imposed on Mortgagor or on the Vessel.

                            ARTICLE II
                  EVENTS OF DEFAULT AND REMEDIES

          SECTION 2.1 For all purposes of this Mortgage the term "Event of Default" shall mean when any of the following events shall have occurred:

          (a) The occurrence of an "Event of Default" as defined in the Indenture.

          (b) Failure in the due and punctual observance or performance by the Mortgagor of any of the other covenants and conditions herein required to be observed and performed and continuance of such default for thirty (30) days after notice by Mortgagee.

          SECTION 2.2 REMEDIES UPON EVENT OF DEFAULT. If any Event of Default shall occur and be continuing uncured, then at any time thereafter while such Event of Default shall remain uncured, the Mortgagee shall have the right to exercise any or all of the following remedies:

          (a) Exercise all of the rights and remedies in foreclosure and otherwise given to mortgagees by the provisions of 46 U.S.C. Section 31321 et seq. or by any other provisions of applicable law;

          (b) Bring suit at law, in equity or in admiralty, or initiate or prosecute any other proceedings as it may consider appropriate, to recover any and all payments due, or declared due, under the Secured Obligations and hereunder, and collect the same out of any and all of the assets of the Mortgagor whether covered by this Mortgage or otherwise and in connection therewith obtain a decree ordering the sale of the Vessel in accordance with subsection (d) of this Section 2;

          (c) The Mortgagee may take and enter into possession of the Vessel, at any time, wherever the same may be, without legal process and without being responsible for loss or damage, and, upon demand of the Mortgagee, the Mortgagor or other person in possession shall surrender forthwith to the Mortgagee possession of the Vessel and, once in possession of the Vessel, the Mortgagee may, without being responsible for loss or damage, hold, lay up, lease, charter, operate or otherwise use the Vessel for such time and upon such terms as it may deem to be for its best advantage, and demand, collect and retain all hire, freights, earnings, issues, revenues, income, profits, return premiums, salvage awards or recoveries, recoveries in general average, and all other sums due or to become due in respect of the Vessel or in respect of any insurance thereon from any person whomsoever, accounting only for the net profits, if any, arising from such use of the Vessel and charging upon all receipts from the use of the Vessel or from the sale thereof by court proceedings or pursuant to subsection (d) of this Section all costs, expenses, charges, damages or losses by reason of such use; and if at any time the Mortgagee shall avail itself of the right herein given to it to take the Vessel, the Mortgagee shall have the right to dock the Vessel taken, for a reasonable time at any dock, pier or other premises of any person in possession of the Vessel without charge, or to dock the Vessel taken at any other place at the cost and expense of the Mortgagor; and

          (d) The Mortgagee may take and enter into possession of the Vessel, at any time, wherever the same may be, without legal process, and, once in possession of the Vessel, if it seems desirable to the Mortgagee and without being responsible for loss or damage, sell the Vessel, at any place and at such time as the Mortgagee may specify and in such manner as the Mortgagee may deem advisable, free from any claim by the Mortgagor in admiralty, in equity, at law or by statute, after first giving notice of the time and place of sale with a general description of the property in the following manner:

          (i) By publishing such notice for ten (10) consecutive business days, in a daily newspaper of general circulation published in the port of registry of the Vessel;

          (ii) If the place of sale should not be the port of registry of the Vessel, then also by publication of a similar notice for a similar period of time in a daily newspaper, if any, published at the place of sale; and

          (iii) By mailing, by registered or certified mail, a similar notice to the Mortgagor on the day of first publication and at least fourteen (14) days prior to the date fixed for sale.

          SECTION 2.3 FINALITY OF SALE. Any sale of the Vessel made pursuant to this Mortgage, whether under the power of sale hereby granted or any judicial proceedings, shall operate to divest all right, title and interest of any nature whatsoever of the Mortgagor therein and thereto, and shall bar the Mortgagor, its successors and assigns, and all persons claiming by, through or under them from claiming any interest in or with respect to the Vessel. No purchaser shall be bound to inquire whether notice has been given, or whether any Event of Default has occurred, or as to the propriety of the sale, or as to the application of the proceeds thereof. At any such sale, the Mortgagee or any Noteholder may bid for and purchase such property and upon compliance with the terms of sale may hold, retain and dispose of such property without further accountability therefor.

          SECTION 2.4 POWERS AND RIGHTS OF MORTGAGEE UPON EVENT OF DEFAULT. The Mortgagee and its successors and assigns are hereby irrevocably appointed attorney-in-fact of the Mortgagor upon the occurrence and continuation of an Event of Default to execute and deliver to any purchaser aforesaid, and is hereby vested with full power and authority to make, in the name and in behalf of the Mortgagor, a good conveyance of the title to the Vessel. In the event of any sale of the Vessel, under any power herein contained, the Mortgagor will, if and when required by the Mortgagee, ratify and confirm any sale of the Vessel by executing and delivering to the purchaser thereof any such form of conveyance, instruments of transfer and releases of the Vessel as the Mortgagee may direct or approve.

          SECTION 2.5 REVENUES AND PROCEEDS OF VESSEL. The Mortgagee is hereby appointed attorney-in-fact of the Mortgagor upon the happening of any Event of Default, in the name of the Mortgagor to demand, collect, receive, compromise and sue for, so far as may be permitted by law, all freight, hire, earnings, issues, revenues, income and profits of the Vessel and all amounts due from the underwriters under any insurance thereon as payment of losses or as return premiums or otherwise, salvage awards and recoveries, recoveries in general average or otherwise, and all other sums due or to become due at the time of the happening of any Event of Default or during the continuation thereof in respect of the Vessel, or in respect of any insurance thereon, from any person whomsoever, and to make, give and execute in the name of the Mortgagor, acquittance, receipts, releases or other discharges for the same, whether under seal or otherwise, and to endorse and accept in the name of the Mortgagor all checks, notes, drafts, warrants, agreements and other instruments in writing with respect to the foregoing.

          SECTION 2.6    ADDITIONAL RIGHTS.

          (a) The Mortgagor covenants and agrees that in addition to any and all other rights, powers and remedies elsewhere in this Mortgage granted to and conferred upon the Mortgagee, the Mortgagee in any suit to enforce any of its rights, powers or remedies, shall be entitled as a matter of right and not as a matter of discretion to the appointment of a receiver or receivers of the Vessel, and any receiver or receivers so appointed shall have full right and power to use and operate and dispose of the Vessel, and the Mortgagee may become the purchaser at such sale and shall have the right to credit on the purchase price any and all sums of money due on the Secured Obligations.

          (b) The Mortgagor authorizes and empowers the Mortgagee or its appointees or any of them to appear in name of the Mortgagor, its successors and assigns, in any court of any country or nation of the world where a suit is pending against the Vessel because of or on account of any alleged lien against such Vessel from which such Vessel has not been released and to take such actions as may seem proper in the reasonable judgment of the Mortgagee towards the defense of such suit and the purchase or discharge of such lien, and all expenditures made or incurred by the Mortgagee, for the purpose of such defense or purchase or discharge shall be a debt due from the Mortgagor, its successors and assigns, to the Mortgagee, and shall be secured by the lien of this Mortgage in like manner and extent as if the amount and description thereof were written herein.

          SECTION 2.7 REINSTATEMENT. If at any time after the occurrence of an Event of Default and prior to the actual sale of the Vessel by the Mortgagee or prior to commencement of any foreclosure proceedings, the Mortgagor completely cures all Events of Default and pays all expenses and advances of the Mortgagee consequent on such Event of Default, with interest at the then-applicable rate, then the Mortgagee shall restore the Mortgagor to its former position, but such action shall not affect any subsequent Event of Default or impair any rights consequent thereon.

          SECTION 2.8    CUMULATIVE REMEDIES; NO WAIVER; GAMING LIMITATIONS.

          (a) Each and every power and remedy herein given to the Mortgagee shall be cumulative and shall be in addition to every other power and remedy herein given or now or hereafter existing at law, in equity, in admiralty or by statute, and each and every power and remedy whether herein given or otherwise existing may be exercised from time to time and as often and in such order as may be deemed expedient by the Mortgagee, and the exercise or the beginning of the exercise of any power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other power or remedy. No delay or omission by the Mortgagee in the exercise of any right or power or in the pursuance of any remedy accruing upon any Event of Default shall impair any such right, power or remedy or be construed to be a waiver of any such Event of Default or to be acquiescence therein; nor shall the acceptance by the Mortgagee of any security or of any payment of or on account of the amounts due in respect of the Secured Obligations after any Event of Default or of any payment on account of any past Event of Default be construed to be a waiver of any right to take advantage of any future Event of Default or of any past Event of Default not completely cured thereby.

          (b) Mortgagee acknowledges that its rights and remedies with respect to the Collateral upon an Event of Default are subject to the limitations and restrictions of applicable federal and state gaming and gambling statutes, laws, rules and regulations. [INSERT THE FOLLOWING IN ARGOSY/LOUISIANA SHIP MORTGAGE-- Mortgagee acknowledges and agrees to the requirement of the Riverboat Gaming Enforcement Division, Office of State Police, Department of Public Safety and Corrections, State of Louisiana (the "Division"), that, within five (5) days of the commencement of the exercise of any remedy(ies) in favor of Mortgagee as set forth in this Mortgage, Mortgagee shall notify the Division, in writing, of the date, nature and scope of the exercise of such remedy(ies) and further acknowledges that the exercise of such remedy(ies) and any transfer or proposed transfer of any ownership interest or economic interest resulting therefrom or related thereto shall require compliance with any applicable provisions of Title 4,
Section 528 of the Louisiana Revised Statutes and all regulations promulgated pursuant thereto.] [INSERT THE FOLLOWING IN MISSOURI GAMING SHIP MORTGAGES--Mortgagee acknowledges that the foreclosure, possession, sale, transfer or disposition of certain gaming equipment and machinery is subject to compliance with applicable federal and state gaming and gambling statutes, laws, rules and regulations which may be proscriptive or require prior consent or approval by applicable state gaming commissions, including the Missouri Gaming Commission, to such foreclosure, possession, sale, transfer or disposition. Mortgagee hereby further acknowledges that Missouri law does not presently permit the Mortgagee to foreclose or take possession of certain gaming equipment and machinery without the Mortgagee being licensed by the Missouri Gaming Commission or, in the alternative, the creation of a different mechanism that is in compliance with Missouri laws and is acceptable to the Missouri Gaming Commission (which mechanism could include, subject to the Missouri Gaming Commission's approval, the sale, transfer or disposition of such gaming equipment and machinery in question to an entity licensed by the Missouri Gaming Commission).]

          SECTION 2.9 RESTORATION OF POSITION. In case the Mortgagee shall have proceeded to enforce any right, power or remedy under this Mortgage by foreclosure, entry or otherwise, and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Mortgagee, then and in every such case the Mortgagor and the Mortgagee shall be restored to their former positions and rights hereunder with respect to the property subject or intended to be subject to this Mortgage, and all rights, remedies and powers of the Mortgagee shall continue as if no such proceedings had been taken.

          SECTION 2.10 APPLICATION OF PROCEEDS. The proceeds of any sale and net earnings derived from the operation, use, charter, or any other employment of the Vessel by the Mortgagee, as mortgage creditor, and within any of the powers and authority above given, as well as the proceeds of any judgment which the Mortgagee may obtain by reason of the breach or failure to perform any of the terms of this Mortgage, as well as the proceeds of any claim for damage received by the Mortgagee while exercising the powers and the authorities above given, shall be applied as follows:

          FIRST: Applied to the payment of all expenses and charges, including the costs and expenses of any sale, the expenses of any retaking, attorneys' fees, court costs, and any other expenses or advances made or incurred by the Mortgagee in the protection of its rights or the pursuance of its remedies hereunder;

          SECOND: Applied to the payment of any damages or injuries sustained by the Mortgagee occasioned by non-compliance by the Mortgagor with the terms and provisions of this Mortgage and to furnish indemnity in the proper amount against any other liens or other encumbrances which have or may have priority over those established by this Mortgage;

          THIRD:     Applied to the payment of the Secured
                     Obligations in such priority as among the several obligations of the Mortgagor thereunder as the Mortgagee may elect;

          FOURTH: Applied to the payment of any other obligations of the Mortgagor to the Mortgagee hereunder; and

          FIFTH: Any surplus thereafter remaining shall be paid promptly to the Mortgagor.

          In the event the proceeds and the net earnings referred to in this
Section 2.10 should be insufficient to pay the sum total of the amounts specified in paragraphs First through Fourth above, then the Mortgagee, as mortgage creditor, shall have the right to collect and to receive from the Mortgagor, or from any other person or persons who may be chargeable in respect thereof, such amount as will fully pay any remaining deficiency with respect to the amounts specified in paragraphs First through Fourth above.

          SECTION 2.11 RIGHT OF PEACEFUL ENJOYMENT. Until one or more Events of Default shall happen, the Mortgagor, subject to the provisions of this Mortgage, shall be suffered and permitted to retain actual possession and use of the Vessel and shall have the right, from time to time, in its discretion, and without application to the Mortgagee, and without obtaining a release thereof by the Mortgagee, to dispose of, free from the lien hereof, any boilers, engines, machinery, masts, spars, sails, rigging, boats, anchors, chains, tackle, apparel, furniture, fittings or equipment including all gaming devices and equipment or any other appurtenances of the Vessel that are no longer useful, necessary, profitable or advantageous in the operation of the Vessel or of the business of the Vessel, provided that Mortgagor first or simultaneously replaces the same with new boilers, engines, machinery, masts, spars, sails, rigging, boats, anchors, chains, tackle, apparel, furniture, fittings, equipment, or gaming devices and equipment or other appurtenances of substantially equal value to the Mortgagor, which shall forthwith become subject to the lien of this Mortgage as a preferred mortgage thereon.

     [INSERT THE FOLLOWING IN SPIRIT OF AMERICA SHIP MORTGAGE--

          SECTION 2.12 MORTGAGEE'S CONSENT TO CHARTER AND LEASE TO INDIANA GAMING COMPANY, L.P. Notwithstanding any other provision of this Mortgage, Mortgagee hereby consents to the charter of the Vessel and the lease of the related equipment (the "Equipment") by Mortgagor to Indiana Gaming Company, L.P. ("Indiana L.P.") pursuant to the terms of a charter and equipment lease agreement to be entered into between the Mortgagor and Indiana L.P. (together with any amendments, restatements, extensions or other modifications thereto, the "Charter"). Mortgagee agrees that the Charter, and the rights of Indiana L.P. under the Charter, will remain in full force and effect and possession of the Vessel and the Equipment under the Charter will remain undisturbed by Mortgagee during the term of the Charter so long as Indiana L.P. satisfies all of its obligations under the Charter.

          After receipt of notice from Mortgagee of its intent to foreclose the lien of, or otherwise enforce its rights under, the Security Documents (as defined in the Indenture) or that Mortgagee has retaken or repossessed the Vessel or received a conveyance of the Vessel and Equipment in lieu of foreclosure, Indiana L.P. will be considered to have attorned to and recognized Mortgagee, its successor and assigns, or any purchaser at the foreclosure sale, as the substitute "Owner" under the Charter and Indiana L.P.'s possession of the Vessel and Equipment will not be disturbed as provided herein. This agreement will be considered self-operative, and no separate agreements will be required to effectuate the attornment and recognition of these rights.]

                           ARTICLE III
                        SUNDRY PROVISIONS

          SECTION 3.1    CERTAIN DEFINITIONS.

          (a) Terms used in this Mortgage which are not defined herein but which are defined in the Indenture shall have the meanings herein set forth for them in the Indenture.

          (b) When used herein, the term "Secured Obligations" shall mean all obligations of the Mortgagor to the Mortgagee which arise out of or in connection with any Security Document (including without limitation all obligations of the Mortgagor to Mortgagee hereunder, under any Guarantee or under any other Security Document).

          SECTION 3.2 The names and addresses of each of the parties to this Mortgage are as follows:

          (a)  [NAME OF MORTGAGOR]
               219 Piasa Street
               Alton, Illinois  62002-6232
               Attention:  Joseph G. Uram
               Phone:  (618) 474-7620
               Facsimile:  (618) 474-7636

          (b)  First National Bank of Commerce, as Trustee
               Corporate Trust Division
               210 Baronne Street
               New Orleans, Louisiana 70112
               Attention: Denis L. Milliner
               Phone:  (504) 561-1640
               Facsimile: (504) 561-1432

unless another address shall be furnished in writing by the party to receive such notice to the party giving such notice, and any such notice shall be deemed made as of the date of mailing or hand delivery.

          SECTION 3.3 SURVIVAL OF AGREEMENTS. All of the covenants, promises, stipulations and agreements of the Mortgagor in this Mortgage contained shall bind the Mortgagor and its successors and assigns and shall inure to the benefit of the Mortgagee and its successors and assigns. In the event of any assignment of this Mortgage, the term "Mortgagee", as used in this Mortgage, shall be deemed to mean any such assignee.

          SECTION 3.4 ACTS BY AGENTS OF MORTGAGEE. Wherever and whenever herein any right, power or authority is granted or given to the Mortgagee, such right, power or authority may be exercised in all cases by the Mortgagee or such agent or agents as it may appoint, and the act or acts of such agent or agents when taken shall constitute the act of the Mortgagee hereunder.

          SECTION 3.5 COUNTERPARTS. This Mortgage may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

          SECTION 3.6 NOTICE. All notices or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if made by hand delivery, by telex, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed to the last known address of the respective party.

          SECTION 3.7 NO WAIVER OF PREFERRED STATUS. No provision of this Mortgage shall be deemed to constitute a waiver by the Mortgagee of the preferred status hereof given by 46 U.S.C. Section 31321 et seq. and any provision of this Mortgage which would otherwise constitute such a waiver shall to such extent be of no force or effect.

          SECTION 3.8 WAIVERS; AMENDMENTS. None of the terms and provisions of this Mortgage may be waived, altered, amended, modified or supplemented except by an instrument in writing executed by the Mortgagor and the Mortgagee.

          SECTION 3.9 GOVERNING LAW. THIS MORTGAGE AND ALL THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEIR SUCCESSORS AND ASSIGNS SHALL BE GOVERNED BY THE LAWS OF THE UNITED STATES OF AMERICA, AND, TO THE EXTENT APPLICABLE, THE LAWS OF THE STATE OF NEW YORK, EXCEPTING FOR THE CHOICE OF LAW RULES OF SAID STATE AND EXCEPT TO THE EXTENT PREEMPTED BY APPLICABLE FEDERAL AND MARITIME LAWS OF THE UNITED STATES.

          SECTION 3.10 FURTHER ASSURANCES. In the event that this Mortgage, or any provisions hereof, shall be deemed invalid in whole or in part by reason of any present or future law or any decision of any court having jurisdiction, or if the documents at any time held by the Mortgagee shall be deemed by the Mortgagee for any reason insufficient to carry out the rights and powers granted to the Mortgagee herein, then from time to time, the Mortgagor will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered such other and further assurances and documents as in the opinion of the Mortgagee may reasonably be required in order more effectively to subject the Vessel to the lien of this Mortgage or more effectively subject the Vessel to the performance of the terms and provisions of this Mortgage, or to enable this Mortgage to enjoy continuously the status of a First Preferred Ship Mortgage.


          SECTION 3.11 ILLEGALITY OR UNENFORCEABILITY. If this Mortgage or any provision of this Mortgage or the application thereof to any person or circumstances or portion of the Secured Obligations shall be invalid or unenforceable to any extent, the remainder of this Mortgage and the application of such provision to other persons or circumstances or portion of the Secured Obligations shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

                            ARTICLE IV
                            RECORDING

          For the purpose of recording this First Preferred Ship Mortgage as required by 46 U.S.C. Section 31321 et seq. the maximum amount of the Mortgage outstanding at one time, excluding interest, expenses and fees, is $235,000,000 (the "Total Amount"). The discharge amount is the same as the Total Amount.

                            ARTICLE V
                     DEFEASANCE; TERMINATION

          If the entire amount of the Secured Obligations shall be paid and discharged as and when the same become due and payable and if the Mortgagor shall also pay or cause to be paid all other sums payable hereunder by the Mortgagor, then this Mortgage and the lien, rights and interest hereby granted shall cease, determine and become null and void. In addition, this Mortgage may be released as provided in the Indenture (including without limitation Articles IV and IX thereof). Upon such defeasance or release, the Mortgagee shall, at the request and expense of the Mortgagor, execute and deliver such instrument or instruments of satisfaction as may be necessary to satisfy and discharge the lien hereof, and forthwith the estate, right, title and interest of the Mortgagee in and to all property subject to this Mortgage shall thereupon cease, determine and become null and void.

           IN WITNESS WHEREOF, the Mortgagor has caused this First Preferred Ship Mortgage to be duly executed and delivered and its corporate seal to be hereunto affixed as of day and year first above written.

                                       [NAME OF MORTGAGOR],
[CORPORATE SEAL]                       a _______ corporation


                                       By:____________________________

                                       Name:__________________________

                                       Title:_________________________


Attest:

___________________________________
              Secretary






                          ACKNOWLEDGMENT

STATE OF ILLINOIS  )
                   )   ss.
COUNTY OF COOK     )


         The foregoing instrument was acknowledged before me this ____ day of June, 1996, by ________________________ the _______________________ of [NAME
OF MORTGAGOR], a _______ corporation, on behalf of the corporation.




                                            Notary Public